Exhibit 99.1

Vonage Holdings Corp. Announces Successful Completion of Refinancing

Holmdel, NJ, December 15, 2010 – Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services, announces the successful completion of its planned refinancing. The new $200 million, five-year term loan facility provides the Company with a more efficient capital structure and is the result of the Company’s solid financial and operating performance highlighted by EBITDA and free cash flow generation of $150 million over the past twelve months.

The Company completed the refinancing on December 14, 2010, replacing its first, second and third lien debt totaling $194 million which carried interest rates ranging from 16% to 20%. The new lower cost facility will be accretive to 2011 net income by approximately 45% and will reduce interest expense by $20 million from 2010 (assuming constant LIBOR).

The new loan bears interest at LIBOR plus 8%, with a LIBOR floor of 1.75%, and carries far less restrictive covenants than those under the prior facility, providing the Company with enhanced operating and financial flexibility to invest for future growth and value creation. The new facility is pre-payable at par, allowing the Company to retire debt with cash from operations at any time. Total interest expense savings from the Company’s recapitalization efforts throughout the year, which include prepayment at par of $41 million in debt, totals $116 million if the loans were outstanding to maturity. Vonage exits the refinancing with a clean balance sheet, low leverage of 1.5 times debt to last twelve months EBITDA and more than $70 million in cash.

“Today’s announcement of our successful refinancing begins a new and exciting chapter in Vonage’s history,” said Marc Lefar, Vonage’s Chief Executive Officer. “This transforming event, combined with our strong cash flow and the stabilization of our customer base, provides a very strong platform on which to continue to build the future of Vonage.”

Upon completion of the refinancing, all outstanding third lien notes were converted into 8.3 million shares of the Company’s common stock. The remaining charges associated with the retirement of the first, second and third lien debt, totaling approximately $60 million, will be recorded in the fourth quarter.

Banc of America Securities LLC acted as lead arranger and bookrunning manager for the term loan Facility. Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. acted as co-arrangers for the term loan facility.

VONAGE HOLDINGS CORP.

LEVERAGE CALCULATION AND RECONCILIATION OF GAAP INCOME FROM

OPERATIONS TO ADJUSTED EBITDA

(Dollars in thousands)

(unaudited)

Proforma

Current maturities of capital lease obligations	$1,708
Current portion of notes payable	10,000
Notes payable, net of discount	184,000
Capital lease obligations, net of current maturities	18,145
Unamortized discount - notes payable	6,000

Gross Debt	$219,853

Twelve Months Ended September 30, 2010

Income from operations	$87,929
Depreciation and amortization	54,112
Share-based expense	7,411

Adjusted EBITDA	$149,452

Leverage ratio	1.5

About Vonage

Vonage (NYSE: VG) is a leading provider of communications services connecting individuals and social networks through broadband devices worldwide. Our technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use.

Our Vonage World® plan offers unlimited calling to landline phones in all cities and locations in more than 60 countries with popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through regional and national retailers including Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage(R) is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Safe Harbor Statement

This press release contains forward-looking statements regarding the refinancing of the Company’s debt. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include but are not limited to: the competition the Company faces; the Company’s ability to adapt to rapid changes in the market for voice and messaging services and successfully introduce new products and services; the Company’s ability to control customer churn and attract new customers; worsening economic conditions; restrictions in the Company’s debt agreements that may limit its operating flexibility; system disruptions or flaws in the Company’s technology; results of pending or future litigation or intellectual property matters involving the Company; results of regulatory inquiries into the Company’s business practices; the Company’s dependence on third party facilities, equipment and services; the Company’s dependence upon key personnel; any failure to meet New York Stock Exchange listing requirements; the Company’s history of net operating losses; the Company’s ability to obtain additional financing if needed; differences between the Company’s service and traditional phone services, including 911 service; the Company’s dependence on customers’ existing broadband connections; uncertainties relating to regulation of VoIP services; the Company’s ability to negotiate favorable rates with service providers and increases in termination charges that may be approved by regulators in various countries; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2009, as well as in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to today.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Arpie McQueen 732.218.6075 amcqueen@vonage.com